SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant |X|

Filed by a party other than the registrant |_|

Check the appropriate box:                     |_|  Confidential, for Use of the
|_|  Preliminary Proxy Statement                    Commission Only (as
                                                    permitted
|X|  Definitive Proxy Statement                     by Rule 14a-6(e)(2))
|_|  Definitive Additional Materials
|_| Soliciting Material Pursuant to |_| Rule 240.14a-11(c) or |_| Rule 240.14a-12

                                  Innovex, Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required

|_|  $125 per Exchange Act Rule o-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2) of
     Schedule 14A

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              [INNOVEX, INC. LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 20, 1999

         Notice is hereby given that the Annual Meeting of Shareholders of Innovex, Inc. will be held at the Lutheran Brotherhood Building, Minneapolis, Minnesota on Wednesday, January 20, 1999 at 3:30 p.m., Central Standard Time, for the following purposes:

         1. To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

         2. To approve a proposal to amend the Company's 1994 Stock Plan to increase the authorized shares from 1,200,000 to 1,800,000.

         3. To approve the selection of the Company's independent auditors for the current fiscal year.

         4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on December 9, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors,



                                        Thomas W. Haley, CHAIRMAN OF THE BOARD


Hopkins, Minnesota
December 21, 1998



TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY.

                                  INNOVEX, INC.

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the shareholders of Innovex, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 20, 1999. The cost of this solicitation will be borne by the Company. In addition to the solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

         Any proxy may be revoked at any time before it is voted by written notice to the Secretary, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted.

         The Company has outstanding only one class of stock, $.04 par value Common Stock, of which 14,781,504 shares were issued and outstanding and entitled to vote at the close of business of December 9, 1998. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on December 9, 1998 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

         Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         The Company's corporate offices are located at 530 Eleventh Avenue South, Hopkins, Minnesota 55343, and its telephone number is (612) 938-4155. The mailing of this Proxy Statement to shareholders of the Company commenced on or about December 21, 1998.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table includes information as of December 9, 1998 concerning the beneficial ownership of Common Stock of the Company by (i) all persons who are known to the Company to beneficially hold more than five percent of the Common Stock of the Company; (ii) each of the directors and director nominees of the Company; (iii) each executive officer named in the Summary Compensation Table on page 7; and (iv) all directors and officers of the Company as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

       Name and Address                 Amount and Nature of          Percent
       of Beneficial Owner              Beneficial Ownership          of Class
       -------------------              --------------------          --------

       Thomas W. Haley (1)(2)                840,520(3)(4)              5.7%
       2421 Crowne Hill Road
       Minnetonka, MN 55305

       Neumeier Investment Counsel LLC       845,250                    5.7%
       26435 Carmel Rancho Blvd.
       Carmel, CA 93923

       Gerald M. Bestler (1)                  10,454(4)                   *

       Mary E. Curtin (1)(5)                  26,750(6)(7)                *

       Willis K. Drake (1)                    23,800(4)                   *

       Frank L. Farrar (8)                        --                      *

       Robert E. Miller (8)                       --                      *

       Michael C. Slagle (1)                   8,566(4)                   *

       Bernt M. Tessem (1)                     3,350(4)                   *

       Allan J. Chan (2)                      29,600(4)                   *

       Bruce R. Funk (2)                       6,800(4)                   *

       Timothy S. McIntee(2)                  22,300(4)                   *

       William P. Murnane (2)(5)              60,000(4)                   *

       All Directors and Officers          1,052,740(4)                 7.1%
         as a Group (12 persons)

-----------------------------
*Less than 1%

(1) Serves as a director of the Company and, except for Mr. Drake, has been nominated for election.
(2) Serves as an executive officer of the Company and appears in the Summary Compensation Table on page 7 hereof.
(3) Excludes 26,750 shares beneficially owned by Ms. Curtin, Mr. Haley's spouse.
(4) Includes the following number of shares which may be purchased pursuant to the exercise of stock options within sixty days from the date hereof: Mr. Haley, 2,000 shares; Mr. Bestler, 5,512 shares; Mr. Drake, 2,000 shares; Mr. Slagle, 8,566 shares; Mr. Tessem, 2,000 shares; Mr. Chan, 29,000 shares; Mr. Funk, 6,800 shares; Mr. McIntee 4,300 shares; Mr. Murnane, 60,000 shares; and all directors and officers as a group, 135,178 shares.
(5)      Ms. Curtin and Mr. Murnane are first cousins.
(6) Includes 6,000 shares indirectly owned through a self-directed pension plan.
(7) Excludes 838,520 shares beneficially owned by Mr. Haley, Ms. Curtin's spouse.
(8)      Has been nominated for election as a director of the Company.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         The Company has a Board of Directors consisting of seven persons elected annually to serve until the next annual meeting of stockholders or until their successors are elected. The Board of Directors has authorized Thomas W. Haley to nominate Directors for election at the 1999 Annual Meeting. Mr. Haley has nominated the seven persons named below. Proxies cannot be voted for a greater number of persons than the number of nominees named below. All of the nominees are currently members of the Board of Directors, except Frank L. Farrar and Robert E. Miller, and were elected by the shareholders. It is intended that proxies solicited will be voted for such nominees. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

         Ms. Curtin, a current director and nominee and the spouse of Mr. Haley, also a current director and nominee, and the Company's Chief Executive Officer, has interests adverse to the Company in matters described more fully in this proxy under the heading "CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS."

         The names, ages and principal occupations of the nominees are set forth below, based upon information furnished to the Company by the nominees.

                                        Principal Occupation and                      Director
     Name and Age                         Other Directorships                           Since
     ------------                         -------------------                           -----
Thomas W. Haley* (62)       Chairman and Chief Executive Officer of the                 1972
                            Company.

Michael C. Slagle (63)      Retired; former owner of Minnesota Benefit                  1972
                            Planners, an insurance brokerage and consulting
                            firm.

Bernt M. Tessem (68)        Independent Sales Consultant since October 1992.            1976

                                        Principal Occupation and                      Director
     Name and Age                         Other Directorships                           Since
     ------------                         -------------------                           -----
Gerald M. Bestler (69)      Retired; formerly Executive Vice President of               1988
                            BMC Industries Inc., an optical and electronic
                            components manufacturer, and President of the
                            Precision Etched Products Group of BMC
                            Industries Inc.  Mr. Bestler is also a Director of
                            ANCOR Communications.

Mary E. Curtin* (51)        President of Grupo Palo Maria and Garza Blanca              1995
                            Properties; Secretary to the Board of the Company;
                            Executive Vice President, Corporate for the
                            Company from April 1997 through April 1998;
                            Vice President and General Counsel for the
                            Company from January 1996 through April 1997.
                            Prior to joining the Company, Ms. Curtin practiced
                            law for 23 years as an attorney with the United
                            States Department of Justice, the Board of
                            Governors of the Federal Reserve System, as a
                            partner at Lindquist & Vennum P.L.L.P., and as a
                            partner at Curtin and Barnes in Minneapolis.

Frank L. Farrar (69)        Chairman of Performance Bankers, Inc., Chairman              ____
                            of Beresford Bancorporation, Inc., a South Dakota
                            thrift holding company, Chairman of Capital
                            Bancorporation, Inc., a South Dakota bank holding
                            company, Chairman of Uptown Bancorporation,
                            Inc., an Illinois bank holding company, and
                            Chairman of Fulda Bancorporation, a Minnesota
                            bank holding company.  Mr. Farrar is also a
                            Director of Mercury Waste Solutions, Inc., a
                            publicly-held mercury processing company.

Robert E. Miller (56)       President of Bank Compensation Consulting, a                 ____
                            division of Clark/Bardes.  Prior to forming Bank
                            Compensation Consulting in September 1998, Mr.
                            Miller was a 24-year partner with McGladrey &
                            Pullen, LLP, a national accounting firm,
                            specializing in the financial institutions industry.

------------------------

*Mr. Haley and Ms. Curtin are spouses.

OTHER INFORMATION REGARDING THE BOARD

         MEETINGS. The Board of Directors met seven times during fiscal year 1998. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which he or she served.

         BOARD COMMITTEES. The Company has an Audit Committee, a Compensation Committee, and a Stock Option Committee, all established by the Board of Directors and each of which consists of members of the Board of Directors. The Audit Committee, which during the last fiscal year consisted of Messrs. Bestler, Drake and Tessem, met one time during fiscal year 1998. The Audit Committee recommends the selection of independent accountants and reviews the activities and reports of the independent accountants, as well as the internal controls of the Company. The Compensation Committee, which is currently comprised of Messrs. Haley, Slagle and Tessem, met one time during fiscal year 1998. The Compensation Committee assists management in making recommendations to the Board with respect to officers' and key employees' salaries and bonuses. The Stock Option Committee, which is currently comprised of Messrs. Bestler and Slagle, met one time during fiscal year 1998. The Stock Option Committee makes recommendations to the Board with respect to awarding stock options to the Company's key personnel.

         On December 7, 1998, the Board of Directors authorized Thomas W. Haley to consider nominees for election to the Board of Directors and to establish the slate of directors for the 1999 Annual Meeting of Shareholders. On the same date, Mr. Haley proposed the current slate of director nominees. On December 9, 1998, the special independent committee appointed with respect to the litigation described below under CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS recommended that Mary Curtin not be included in the slate of nominees. Mr. Haley will not consider a nomination by a shareholder of a candidate for election as a director of the Company at the 1999 Annual Meeting of Shareholders.

                   CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS

         Mary Curtin, a current director of the Company and a director nominee, has indicated her intent to commence litigation against the Company and possibly certain individuals for marital status discrimination and sex discrimination. A formal complaint has not been served or filed, but a draft complaint was provided to the Company by Ms. Curtin's counsel on September 25, 1998. In the draft complaint, Ms. Curtin articulates claims for violations of the Minnesota Human Rights Act, violations of Title VII of the Civil Rights Act of 1964 and for negligent retention and intentional infliction of emotional distress. Ms. Curtin's claims are based on allegations that she was treated differently from male senior management, and ultimately constructively discharged because she is married to Thomas Haley, the Company's Chief Executive Officer and a current director and director nominee of the Company, and because she is a woman. She claims to have experienced a hostile working environment created by generally sexist attitudes and sexist epithets directed at her. Ms. Curtin seeks damages of approximately $10 million. Management has been advised that the individuals involved in the allegations deny them.

         Because Ms. Curtin is a member of the Board of Directors, and the spouse of Thomas Haley, the Board of Directors of the Company on August 14, 1998 appointed a special independent committee of its members to investigate, review and take action with respect to such claims. The special committee is currently comprised of Bernt M. Tessem, Gerald M. Bestler and Willis K. Drake. William J. Miller, an initial member of the special committee, resigned as a director of the Company and a member of the committee on December 7, 1998. The special committee has reviewed the results of an initial investigation by the Company's outside counsel into the claims and is presently engaged in efforts to resolve the dispute on terms satisfactory to the Company. As a result of the committee's investigation and efforts, the Company believes that the matter may be settled for an amount which will not have a material adverse effect on the Company's financial statements. In the event the Company's efforts at settlement are unsuccessful, the Company intends to vigorously defend itself against Ms. Curtin's threatened claims and believes that any judgment entered against it will not have a material adverse effect on the Company's financial statements.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows, for the fiscal years ending September 30, 1998, 1997 and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Thomas W. Haley, the Company's Chief Executive Officer, and each of the four other most highly compensated executive officers of the Company in office at the end of fiscal 1998 (together with Mr. Haley, the "Named Executives"), whose total cash compensation exceeded $100,000 during fiscal year 1998 in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                      Long Term
                                                                     Compensation
                                         Annual Compensation            Awards
                                      -------------------------     ---------------    ---------------
                                                                      Securities
Name and Principal                                                    Underlying          All Other
    Position                  Year      Salary          Bonus           Options        Compensation(1)
------------------            ----      ------          -----           -------        ---------------
Thomas W. Haley               1998     $248,655        $75,000           10,000            $5,146
  Chairman and Chief          1997      209,520        150,000               --             4,626
  Executive Officer           1996      183,538        150,000               --             4,345


Allan J. Chan                 1998      165,961         70,000           10,000             4,955
  Senior Vice President       1997      149,520        110,000           30,000             4,203
  Sales and Marketing         1996      126,167        110,000               --             4,953


Bruce R. Funk                 1998      104,071         40,000            5,000             3,859
  Vice President Asian        1997       95,714         55,000           16,000             4,190
  Operations                  1996       89,377         55,000               --             4,331


Timothy S. McIntee            1998      155,769         45,000            1,500               946
  Senior Vice President       1997       20,769          5,000           20,000                --
  Corporate                   1996           --             --               --                --


William P. Murnane            1998      160,675         70,000           10,000             4,424
  President and Chief         1997      139,328         75,000           30,000             4,422
  Operations Officer          1996      133,077         45,000               --             1,350

-------------------

(1) These amounts represent Company matching contributions to the Company's 401(k) plan on behalf of such employees.

STOCK OPTIONS

         The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executives during fiscal year 1998:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

                           Number    % of Total                              Potential Realizable Value
                             of        Options                                 at Assumed Annual Rates
                         Securities   Granted to    Exercise                 of Stock Price Appreciation
                         Underlying   Employees      Price                       for Option Term(1)
                           Options    in Fiscal       Per      Expiration
          Name             Granted      Year         Share        Date                  5% 10%
-------------------------------------------------------------------------    ---------------------------
Thomas W. Haley             10,000       5.3         $28.75     10-17-07       $180,807       $458,201
Allan J. Chan               10,000       5.3          28.75     10-17-07        180,807        458,201
Bruce R. Funk                5,000       2.7          28.75     10-17-07         90,404        229,100
Timothy S. McIntee           1,500        .8          28.75     10-17-07         27,121         68,730
William P. Murnane          10,000       5.3          28.75     10-17-07        180,807        458,201

(1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal year 1998 and the unexercised options held as of September 30, 1998:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                          Number of Securities           Value of Unexercised
                                                         Underlying Unexercised              In-the-Money
                                                                Options                         Options
                                                               at FY-End                 at Fiscal Year-End(1)
                                                         ----------------------          ---------------------
                      Shares Acquired     Value
Name                    on Exercise      Realized     Exercisable    Unexercisable    Exercisable    Unexercisable
----                    -----------      --------     -----------    -------------    -----------    -------------
Thomas W. Haley             --              --            --            10,000             --              --
Allan J. Chan               --              --          21,000          46,000          $78,311         $86,623
Bruce R. Funk              4,200         $77,281         2,600          22,600            8,556          40,749
Timothy S. McIntee          --              --           4,000          17,500             --              --
William P. Murnane          --              --          52,000          48,000          254,142         119,616

(1) Based on a per share price of $12.125, which was the closing sale price for the Company's Common Stock on September 30, 1998, the last trading day of the Company's fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Haley, the Chairman and Chief Executive Officer of the Company, served on the Board of Directors' Compensation Committee during fiscal year 1998. Mr. Haley's spouse has interests adverse to the Company in matters described more fully in this proxy under the heading "CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS."

JOINT REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE

         The Compensation Committee of the Board of Directors consists of Mr. Haley, the Chairman and Chief Executive Officer at the Company, and Messrs. Slagle and Tessem, who are outside Directors. The Compensation Committee meets as required and is responsible for setting the salaries and levels of incentive awards for the officers and key personnel of the Company. The Stock Option Committee of the Board of Directors consists of Mr. Bestler and Slagle, who are outside Directors. The Stock Option Committee meets as required and makes recommendations to the Board with respect to awarding stock option based compensation to the Company's key personnel.

         COMPENSATION PHILOSOPHY. The Compensation and Stock Option Committees' governing philosophy for determining compensation levels is designed to attract and retain the highest quality personnel possible consistent with the Company's resources and capabilities. Executive compensation is broken into the following components:

           1. BASE SALARIES. Base salaries for executive management and officers of the Company are intended to be competitive with companies of similar market capitalization and revenue levels. The base salaries are also intended to recognize individual achievements and assist the Company in attracting and retaining qualified executives.

           2. BONUS PROGRAM. Cash bonuses are awarded annually as appropriate. The bonus awards are based on both Company and divisional performance with consideration given to the individual's contribution to the Company's performance.

           3. STOCK OPTIONS. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options only have value for the executive officers if the price of the Company's stock appreciates in value from the date the options are granted.

         CHIEF EXECUTIVE OFFICER COMPENSATION. The salary and bonus of the Chief Executive Officer is set by and subject to the discretion of the Compensation Committee with Board of Director approval. The compensation for Thomas W. Haley, the Chief Executive Officer, was determined by using a process and philosophy similar to that used for all executives but Mr. Haley abstains from voting on his own compensation.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS:

Compensation Committee:                   Stock Option Committee:
Thomas W. Haley, Chairman                 Gerald M. Bestler
Michael C. Slagle                         Michael C. Slagle
Bernt M. Tessem

         The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

STOCK PERFORMANCE

         The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock over the last five fiscal years with the cumulative total return over the same periods for the Nasdaq Stock Market (U.S. and Foreign Companies) Index and the Nasdaq Non-Financial Index. The graph compares the cumulative total return of the Company's Common Stock as of the end of each of the Company's last five fiscal years on $100 invested as of September 30, 1993, assuming the reinvestment of all dividends and after giving effect to a 3 for 2 stock split on May 31, 1995 and a 2 for 1 stock split on December 23, 1996:

                              [PLOT POINTS CHART]

                  1993       1994       1995       1996       1997        1998
--------------------------------------------------------------------------------
Innovex, Inc.     $100     $107.35    $347.78    $299.46    $1041.60    $394.56

Nasdaq Non-        100       99.45     138.63     161.82      217.29
Financial                                                                219.97

Nasdaq Stock       100      100.60     137.69     162.32      223.29     223.26
Market
================================================================================


DIRECTOR COMPENSATION

         Directors who are not employees of the Company (currently all directors except Mr. Haley) are paid an annual cash retainer fee of $7,000, $1,000 for each board of directors meeting attended and $500 for each board committee meeting attended. In addition, each non-employee director receives an automatic grant of options to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value of such Common Stock on the date on which such director is elected or re-elected.

EMPLOYMENT AGREEMENTS

         The Company has employment agreements with Mr. Chan, Mr. Funk, Mr. McIntee and Mr. Murnane. Those employment agreements provide, among other things, for those individuals' employment to continue for a period of 90 days following, and for a lump sum cash severance payment of from 3 to 12 months' salary in the event of, involuntary termination other than for cause, termination of the Company's operations due to bankruptcy or insolvency, total disability of the employee, a change in control of the Company or constructive termination of the employee. In general, a "change in control" would occur when there has been any change in the controlling persons reported in the Company's proxy statements, when 20% or more of the Company's outstanding voting stock is acquired by any person, when current members of the Board of Directors or their successors elected or nominated by such members cease to constitute a majority of the Board of Directors, when the Company merges or consolidates with or sells substantially all its assets to any person or entity, or when the Company's stockholders vote to liquidate or dissolve the Company. However, a "change in control" would not occur if any of these events are authorized, approved or recommended by the Board of Directors. The employment agreement also prohibits disclosure of confidential information concerning the Company and requires disclosure of and assignment of inventions, discoveries and other works relating to those individuals' employment. The employment agreement contains a covenant not to compete with the Company at any time during employment with the Company and for a period of 6 months after employment is terminated. If a change in control had occurred as of the end of fiscal 1998, the following individuals would have received the approximate payment indicated pursuant to the employment agreements: Mr. Chan, $85,000; Mr. Funk, $81,900; Mr. McIntee, $85,000; Mr. Murnane, $87,500; and all current executive officers as a, group $438,900

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4, and 5.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1998, all
Section 16(a) filing requirements applicable to its insiders were complied with.

               APPROVAL OF AMENDMENT OF THE 1994 STOCK OPTION PLAN
                                  (PROPOSAL 2)

GENERAL INFORMATION

         On April 21, 1994, the Company's Board of Directors adopted the Innovex, Inc. 1994 Stock Option Plan (the "1994 Plan") and such action was approved by the shareholders on March 7, 1995. The purpose of the 1994 Plan is to provide a continuing, long-term incentive to selected eligible officers, key employees and consultants of the Company and of any subsidiary corporation of the Company and to provide a means of rewarding outstanding performance and to enable the Company to maintain a competitive position and to attract and retain key personnel necessary for continued growth and profitability.

PROPOSED PLAN AMENDMENT

         The 1994 Plan authorized issuance of 200,000 shares of Common Stock (adjusted to 300,000 after the 3 for 2 stock split on May 31, 1995) pursuant to options granted under the 1994 Plan. The Plan was amended by the Board of Directors on November 30, 1995 and approved by the shareholders on January 23, 1996 to increase by 300,000 the shares available thereunder, adjusted in the aggregate to 1,200,000 shares upon a 2-for-1 stock split on December 23, 1996. On October 23, 1998 the Board of Directors amended the Plan, subject to ratification and approval of shareholders, to increase the total number of shares available under the 1994 Plan by 600,000 shares to a total of 1,800,000. There were outstanding on December 9, 1998 options to purchase 792,505 shares under the 1994 Plan and 361,300 shares have been exercised. Therefore, without shareholder approval of this amendment to the 1994 Plan, only 46,195 shares remain available under the 1994 Plan for awards. The Board of Directors has deemed it prudent to increase the shares available for grant under the 1994 Plan by 600,000 to facilitate future option grants.

         SHARES AVAILABLE UNDER 1994 PLAN. The maximum number of shares of common stock presently reserved for stock options under the 1994 Plan, as amended by the Board of Directors, is 1,200,000(subject to possible adjustment in the event of stock splits or other similar changes in the common stock). Shares of common stock covered by expired or terminated stock options may be used for subsequent grants under the 1994 Plan.

         ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants, are eligible to be granted options under the 1994 Plan. The number of options granted and the terms and conditions of such options need not be uniform among participants, even as to options granted at the same time, whether or not the participants are similarly situated. The 1994 Plan shall be administered by the Board or, in its discretion, by a committee, as defined in the 1994 Plan, who shall be appointed by the Board of Directors. The term "Committee" as used in this proposal refers to the Board or, if the Board has delegated its authority, the Stock Option Committee. The Committee will have the power to make grants, determine the number of shares covered by each grant and other terms and conditions of such grants, interpret the 1994 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1994 Plan. The Committee's recommendations regarding option grants and the terms and conditions of those grants shall be conclusive.

         GRANTS UNDER 1994 PLAN. The Committee may grant stock options that either qualify as "incentive stock options" under ss.422 of the Internal Revenue Code of 1986, as amended ("Code"), or as "non-qualified stock options" in such form and upon such terms as the Committee may approve from time to time. Stock options granted under the 1994 Plan may be exercised during their respective terms as determined by the Committee. The purchase price may be paid by tendering cash or, in the Committee's discretion, by tendering promissory notes or common stock or any other form of legal consideration deemed sufficient by the Committee and consistent with the 1994 Plan's purpose and applicable law. No shares of stock shall be issued until full payment therefor has been made. Upon notification of the amount due and prior to, or concurrently with, the delivery to the optionee of a certificate representing any shares purchased pursuant to the exercise of an option, the optionee shall promptly pay to the Company any amount necessary to satisfy applicable federal, state or local withholding tax requirements. If the terms of the option so permit, the optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable or assignable by the optionee or exercised by anyone else during the optionee's lifetime.

         Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for termination. Following a participant's death, the participant's stock options may be exercised by the legal representative of the estate or the optionee's legatee for a period of six months or until the expiration of the stated term of the option, whichever is less, without installment exercise restrictions. The same time periods apply if the participant is terminated by reason of permanent disability. If the participant's employment is terminated for any other reason, the participant's stock options may be exercised, to the extent they were exercisable at the time of termination, for a period of one month from the date of termination or until the expiration of the stated term of the option, whichever is less; provided, if the participant's employment is terminated as a result of the participant's deliberate, willful or gross misconduct, the participant's stock options immediately terminate.

         No incentive stock options shall be granted under the 1994 Plan after April 21, 2004. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate) and non-qualified options shall not have a term exceeding ten years. Non-qualified options granted to consultants shall not have a term exceeding five years. The aggregate fair market value of common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1994 Plan may be less than 100% of the fair market value of the common stock on the date of grant. No optionee may be granted options in any fiscal year to purchase an aggregate total of more than 100,000 shares of common stock.

FEDERAL INCOME TAX CONSEQUENCES

         There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Incentive Stock Option under the 1994 Plan. The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as "excess parachute payments" within the meaning of the Code.

         If a participant disposes of the shares acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the participant exercised the Incentive Stock Option and the shares were transferred to the participant (the "Applicable Holding Periods"), then the participant will recognize a long-term capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. As part of the Taxpayer Relief Act of 1997, and amendments thereto, Congress modified the maximum federal income tax rate for most long-term capital gains recognized after May 6, 1997. Under the new law, capital gains resulting from property held for more than 12 months will be taxed at a maximum rate of 20%, and capital gains resulting from property held for less than one year will be taxed at a maximum rate of 28%.

         An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

REGISTRATION WITH THE SEC

         Upon the approval of the amendment to the 1994 Plan by the shareholders, the Company intends to file a registration statement covering the offering of the additional 600,000 shares of common stock issuable under the 1994 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED

         Shareholder approval of the amendment to the 1994 Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote on this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1994 STOCK OPTION PLAN.

                        APPROVAL OF INDEPENDENT AUDITORS
                                  (PROPOSAL 3)

         Grant Thornton LLP has been reappointed by the Board of Directors as the Company's auditors for the current year. Although shareholder approval is not required, it is the policy of the Board of Directors to request shareholder ratification of the appointment or reappointment of auditors.

         A representative of Grant Thornton LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement and will be available to respond to appropriate questions. The Board of Directors recommends that the shareholders vote "for" the proposal to approve the reappointment of Grant Thornton LLP, and the endorsed proxy will be so voted unless a contrary vote is indicated. In the event the reappointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" REAPPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                              SHAREHOLDER PROPOSALS

         Any shareholder desiring to submit a proposal for action at the 2000 Annual Meeting of Shareholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 530 Eleventh Avenue South, Hopkins, Minnesota 55343, addressed to Thomas W. Haley, no later than August 18, 1999 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

         On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

         With respect to the Company's 2000 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by November 30, 1999, the Company will be allowed to use its voting authority as described above.

                                     GENERAL

         The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be properly presented. The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended September 30, 1998. A copy of Form 10-K, the annual report filed by the Company with the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests it in writing from the Company at the address noted on the first page of this Proxy Statement.

                                        By Order of the Board of Directors,



                                        Thomas W. Haley, CHAIRMAN OF THE BOARD

                                  INNOVEX, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 20, 1999

         The undersigned hereby appoints Thomas W. Haley and Michael C. Slagle, or either of them, as proxies with full power of substitution to vote all shares of stock of Innovex, Inc. of record in the name of the undersigned at the close of business on December 9, 1998, at the Annual Meeting of Shareholders to be held in Minneapolis, Minnesota on January 20, 1999, or at any adjournment or adjournments thereof, hereby revoking all former proxies.

1.   ELECTION OF DIRECTORS:

                      [ ] FOR all nominees listed   [ ] WITHHOLD AUTHORITY
                          below (except as marked       to vote for all nominees
                          to the contrary).             listed below.


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

      Gerald M. Bestler, Mary E. Curtin, Frank L. Farrar, Thomas W. Haley,
            Robert E. Miller, Michael C. Slagle, and Bernt M. Tessem

2. PROPOSAL TO INCREASE THE AUTHORIZED SHARES UNDER THE 1994 STOCK OPTION PLAN FROM 1,200,000 TO 1,800,000.

     [ ]  FOR                [ ]  AGAINST             [ ]  ABSTAIN

3. PROPOSAL TO RATIFY APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

     [ ]  FOR                [ ]  AGAINST             [ ]  ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSAL IF THERE IS NO SPECIFICATION.


                           Dated: ____________________________________, 19______



                           _____________________________________________________
                                               (Signature)


                           _____________________________________________________
                                               (Signature)


                              PLEASE SIGN NAME(S) EXACTLY AS SHOWN AT LEFT. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL TITLE AS SUCH; WHEN SHARES HAVE BEEN ISSUED IN NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN.